PRESS RELEASE 14-06

LITTLE SQUAW  IDENTIFIES  EXCELLENT PLACER GOLD POTENTIAL AT CHANDALAR, AK

Supplement to Lode Gold Program

Spokane WA – October 5, 2006 - Little Squaw Gold Mining Company (LITS:OTC.BB) (“Little Squaw” or “the Company”) announces that it has received an encouraging independent preliminary evaluation of the placer gold mining possibilities on its Chandalar, Alaska property (see Little Squaw News Release 12-06 of Sept. 18, 2006).

Placer mining consultant, Mr. Jeffery O. Keener, reported on his recent field examination, concluding: “The Little Squaw bench placers are an excellent exploration target with a high potential to define a high-grade, large-volume placer gold resource.”  Noting that previous small-scale mining operations have already produced at least 29,000 ounces of gold from portions of Little Squaw Creek, Keener stated: “There is an outstanding potential to develop a high-grade placer gold resource exceeding 2 million cubic yards of pay gravel ..... If the placer deposits at Chandalar prove-up, there is good cause to believe that a large-scale placer mine can be established here.”

Keener’s report contains a detailed proposal for 13,000 feet of drilling in 90 drill holes. The goal is to develop probable and proven reserves on Little Squaw Creek that satisfy U.S. Security and Exchange Commission Industry Guide 7 definitions for public disclosure, and to make scouting tests on Big Squaw and Spring Creeks for the presence of significant buried placer gold deposits.  The Company estimates that the overall cost of this program would be about one million dollars.

--------------------------------------------

About the Company: Little Squaw Gold Mining Company (OTCBB: LITS), is a 47 year-old, publicly-traded junior mining company with new management, an infusion of capital, and a new vision going forward. The Company is committed to exploring gold prospects on its wholly-owned Chandalar mining property in Alaska, and to finding additional gold properties elsewhere in the Americas. Information on the Company, its Chandalar property and the gold showings thereon is available on the Company’s website at www.littlesquawgold.com. Additional information on the Company and its plans may be found in the Company’s SEC filings, specifically its Form 10-KSB/A annual report for 2005 and its Form 10-QSB for the second quarter of 2006, both of which can also be accessed through the Company’s website.

Richard Walters, President and Susan Schenk, Manager of Investor Relations of Little Squaw Gold Mining Company, are responsible for this news release. For further information please contact Ms. Schenk at (509) 535-6156, or at ir@littlesquawgold.com.

Cautionary Note Regarding Forward-Looking Information – Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  By their nature, forward-looking statements are subject to numerous risks and uncertainties, some of which are beyond the Company’s control, including the Company’s plans to complete its evaluation of  its Chandalar, AK property and any anticipated results of its exploration drilling program on the Chandalar property, and the Company’s ability to file SEC forms in a timely manner.  Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise and, as such, undue reliance should not be placed on forward-looking statements.  The Company’s actual results, programs and financial position could differ materially from those expressed in or implied by these forward-looking statements.